1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Enters Agreement to Acquire $166.5-Million Skilled Nursing
Facility Portfolio in Southeast

SANTA ANA, Calif. (Oct. 05, 2011) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has entered into an agreement to acquire the $166.5-million Southeastern Skilled Nursing Facility Portfolio, comprised of 10 skilled nursing facilities in Alabama, Georgia, Louisiana and Tennessee. The acquisition is subject to customary closing conditions and the satisfaction of other requirements as detailed in the agreement.

Totaling nearly 460,000 square feet, the 1,364-bed Southeastern Skilled Nursing Facility Portfolio includes facilities that range in size from 20,000 square feet to 82,000 square feet, with an average size of 46,000 square feet. Built between 1969 and 1999, the 10 buildings are master leased through 2026 by Wellington Healthcare Services LP, a leading provider of skilled nursing and rehabilitation services.

“The Southeastern Skilled Nursing Facility Portfolio will be an ideal acquisition for Grubb & Ellis Healthcare REIT II,” said Danny Prosky, president and chief operating officer. “Upon completion, this major acquisition will be accretive to our bottom line and will support our investor distribution. Additionally, the facilities are strategically clustered in states with attractive demographics and will be fully occupied for the next 15 years by a highly respected and successful operator.”

The 10 buildings that comprise the Southeastern SNF Portfolio are:

1)	Bell Minor Facility: 2200 Old Hamilton Place NE, Gainesville, Ga. A single-story, 104-bed property totaling 43,000 square feet.

2)	Buckhead Facility: 2920 Pharr Court South, Atlanta. A five-story, 220-bed property totaling 82,000 square feet.

3)	Millington Facility: 5081 Easley St., Millington, Tenn. A single-story, 85-bed property totaling 33,000 square feet.

4)	New London Facility: 2020 McGee Road, Snellville, Ga. A single-story, 144-bed property totaling 45,000 square feet.

5)	Parkway Facility: 200 South Parkway West, Memphis, Tenn. A single-story, 120-bed property totaling 38,000 square feet.

6)	Riverside Facility: 5100 West St., Covington, Ga. A single-story, 158-bed property totaling 43,000 square feet.

7)	Rockdale Facility: 1510 Renaissance Drive, Conyers, Ga. A single-story, 102-bed property totaling 48,000 square feet.

8)	Sea Breeze Facility: 550 Congress St., Mobile, Ala. A three-story, 120-bed property totaling 42,000 square feet.

9)	Shreveport Facility: 1736 Irving Place, Shreveport, La. A four-story, 227-bed property totaling 66,000 square feet.

10)	Westminster Facility: 560 St. Charles Ave. NE, Atlanta. A two-story, 84-bed property totaling 20,000 square feet.

As of Sept. 23, 2011, Grubb & Ellis Healthcare REIT II has sold approximately 38,381,440 shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $382,988,000 through its initial public offering.

To date, the REIT has made 24 geographically diverse acquisitions comprised of 55 buildings valued at approximately $430.8 million, based on purchase price in the aggregate. As of Sept. 15, 2011, the company’s property portfolio held debt equaling approximately 26.8 percent of its value, based on purchase price in the aggregate.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services and investment companies in the world. Our 5,200 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment management business, the company is a leading sponsor of real estate investment programs. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements with respect to the Southeastern Skilled Nursing Facility Portfolio’s occupancy and its master lease, whether the proposed acquisition of Southeastern Skilled Nursing Facility Portfolio is an ideal addition to our property portfolio, whether it will be accretive to our bottom line and whether it would support our investor distribution. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to complete the acquisition of Southeastern Skilled Nursing Facility Portfolio pursuant to the terms of the current agreement; the strength and financial condition of Southeastern Skilled Nursing Facility Portfolio and its tenant-operator; uncertainties relating to the financial strength of Wellington Healthcare Services, L.P., and the local economies of the various cities in Alabama,Georgia, Louisiana and Tennessee; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.